THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


This Certificate is hereby amended, effective as of its Issue Date, as follows:

1.    The  terms  of  the   attached   "Roth  IRA   Endorsement"   will   apply,
      notwithstanding any terms to the contrary contained in this Certificate.

2. In addition to the events under which a withdrawal charge will not apply, as described in the Certificate, a withdrawal charge will also not apply in the event of a withdrawal made, after five Contract Years have elapsed, for a qualified first-time homebuyer distribution pursuant to Section 72(t)(2) of the Code, subject to receipt of evidence satisfactory to us that such withdrawal is in fact for such purpose.

3.    A  withdrawal  for a higher  education  expense  distribution  pursuant to
      Section 72(t)(2) of the Code may be made subject to receipt of evidence satisfactory to us that such withdrawal is in fact for such purpose. In the event of such a withdrawal, the Free Corridor Amount for the Contract Year in which the withdrawal is made will, when such withdrawal is considered together with all other withdrawals made in that Contract Year, be 25%.



NEW YORK,

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Edward Miller                           /s/ Pauline Sherman
Chairman and Chief Executive Officer            Vice President, Secretary
                                                and Associate General Counsel



No. 98ROTH

                             "ROTH IRA ENDORSEMENT"

                 Endorsement Applicable to Roth IRA Certificates

When issued with this Endorsement, this Certificate is a "Roth IRA Certificate" which is issued as an individual retirement annuity contract which meets the requirements of Sections 408A and 408(b) of the Code. It is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, the applicable provisions of this Certificate. Also, your entire interest under the Certificate is not forfeitable.

I.       DEFINITIONS
         -----------

         The following apply in addition to or in lieu of corresponding definitions in the Certificate.

         ANNUITANT. You must be both the Annuitant and the Owner.

         ANNUITANT COMMENCEMENT DATE. You may not choose an Annuity Commencement Date later than our maximum maturity age (currently age 90, unless a different age is required by State law), and any period certain you select must conform to IRS life expectancy tables in Treasury Regulations Section 1.72-9.

         CODE. When used in this Endorsement references to the Code include references to applicable tax Regulations.

         CONTRIBUTIONS. Contributions are subject to the limits of Section 408A of the Code.

         OWNER. The Annuitant is the Owner of the Certificate and cannot be changed.

II.      LIMITS ON CONTRIBUTIONS
         -----------------------

         No Contributions will be accepted unless they are in United States cash (including checks). We reserve the right to accept electronic cash which meets our specifications.

         Except in the case of a rollover or direct transfer Contribution discussed below which meets the requirements of Section 408A of the Code, the total of your Contributions will not exceed the maximum total under Section 408A(c)(2) of the Code for any taxable year.

         A "rollover contribution" is one permitted by Section 408A(e) and 408(d)(3) of the Code.

         Roth IRA to Roth IRA Rollover Contributions. You may make a qualified rollover contribution as permitted by Sections 408A(e) and 408(d) of the Code from another Roth IRA. There are no limits on the amount rolled over; however, you may be required to designate the taxable year in which you converted any non-Roth IRA funds into Roth IRA funds.

         Direct Transfer Contributions. You may make a Contribution of a direct transfer of funds from another Roth IRA under Section 408A of the Code. There are no limits on the amount transferred; however, you may be required to designate the taxable year in which you converted any non-Roth IRA funds into Roth IRA funds.

         Non-Roth IRA to Roth IRA Rollover Contributions ("Conversion Contributions"). If you meet the modified adjusted gross income limits specified in Section 408A, you may make a qualified rollover contribution as permitted by Section 408A(c)(3)(B) of the Code and Sections 408A(e) and 408(d)(3) of the Code from another individual retirement plan under Section 408 of the Code which is not a Roth IRA. There are no limits on the amounts rolled over. We reserve the right to require you to designate the year to which such a conversion of non-Roth IRA funds into Roth IRA funds applies.

         Rollovers are not permitted by SEP-IRAs under Section 408(k) of the Code or SIMPLE IRAs under Section 408(p) of the Code.

         No. 98ROTH

         If we determine that any Contributions would cause this Certificate not to qualify under Sections 408A or 408(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract or certificate for the exclusive benefit of you and your beneficiaries.

III.     DEATH BENEFITS
         --------------

         Under the following circumstances, the death benefit described in this Certificate will not be paid at your death before the Annuity Commencement Date, and the coverage under the Certificate will continue with your surviving spouse as Successor Owner and Annuitant.

         1.       You are married at your death.

         2. The person named as death beneficiary is your surviving spouse.

         3. You or your spouse at your death have additionally requested, in accordance with our procedures then in effect, that your spouse become "Successor Owner and Annuitant" of your Certificate if your spouse survives you.

         MINIMUM DISTRIBUTION RULES - DEATH BENEFIT. This Certificate is subject to these "Required Payment" or "Minimum Distribution" rules of Section 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

         If you die after distribution of your interest in this Certificate has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to your death.

         If you die after distribution of your interest in this Certificate begins, distribution of your entire interest shall be completed no later than December 31 of the calendar year containing the fifth anniversary of your death, except to the extent that an election is made to receive death benefit distributions in accordance with (1) or
         (2) below:

                  (1) If your interest is payable to a designated beneficiary, then your entire interest may be distributed over the life of, or over a period certain not greater than the life expectancy of, the designated beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of your death.

                  (2) If the designated beneficiary is your surviving spouse, the date that distributions are required to begin in accordance with (1) above shall not be earlier than the later of (a) December 31 of the calendar year immediately following the calendar year of your death or
                        (b) December 31 of the calendar year in which you would have attained age 70 1/2.

         If the designated beneficiary is your surviving spouse, and a Successor Annuitant and Owner option (described above in this Endorsement under DEATH BENEFITS) is in effect, the distribution of your interest need not be made until after your spouse's death.

         For purposes of determining the "period certain" referred to above, life expectancy is computed by use of the expected return multiples in Tables V and VI of the Treasury Regulation Section 1.72-9. For purposes of distributions beginning after your death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin, pursuant to this Item, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.


         No. 98ROTH

         Distributions under this Item are considered to have begun if distributions irrevocably commence to you over a period permitted and in any annuity form acceptable under Section 1.40(a)(9)-1 of the Proposed Treasury Regulations or any successor Regulation thereto.

IV.      ANNUITY BENEFITS
         ----------------

         This Certificate will begin to pay out as an Annuity for your life on the Annuity Commencement Date you select on the application unless you indicate to us another form of payment before such payments commence. If you or your beneficiary (as described in Item III above) selects a period certain form of payment, no period certain can be longer than applicable life expectancy under IRS tables in Treasury Regulations
         Section 1.72-9.

V.       GENERAL PROVISIONS
         ------------------

         TERMINATION OF CERTIFICATE

         If this Certificate fails to qualify as a Roth individual retirement annuity under Sections 408A and 408(b) of the Code, we will have the right to terminate the Certificate. We may do so, upon receipt of notice of such fact, before the Annuity Commencement Date. In that case, we have the right to pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to a Roth individual retirement annuity which meets the terms of Sections 408A and 408(b) of the Code.

         REPORTS AND NOTICES

         We will send you a report as of the end of each calendar year showing the status of the Certificate and any other reports required by the Code.

         ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

         Your rights under this Certificate may not be assigned, pledged or transferred except as permitted by law. You may not name a new Owner, except as described in this Endorsement in relation to DEATH BENEFITS.


         No. 98ROTH